Church & Dwight Co., Inc.

News Release

Contact:

Rick Dierker

Chief Financial Officer

609-806-1900

CHURCH & DWIGHT REPORTS RESULTS

Q1 REPORTED EPS OF $0.51; ADJUSTED EPS OF $0.52 EXCEEDS Q1 OUTLOOK

2017 FULL YEAR EPS OUTLOOK: $1.75 to $1.77; ADJUSTED $1.92 +8.5%

2017 First Quarter Results	2017 Full Year Outlook
•Reported sales growth +3.3%; Organic +2.3%	•Reported and Organic sales growth of approximately +3%
•Reported Gross Margin +90 bps; Adjusted +110 bps	•Reported Gross Margin +60 bps; Adjusted +40 bps
•Reported Operating Margin +130 bps; Adjusted +170 bps	•Reported EPS $1.75-$1.77 flat; Adjusted +8.5%
•Reported EPS growth of 18.6%; Adjusted 20.9%	•Cash from operations $650MM

EWING, NJ, MAY 4, 2017 – Church & Dwight Co., Inc. (NYSE:CHD) today announced first quarter 2017 reported EPS of $0.51 per share, an 18.6% increase.  Adjusted EPS was $0.52, a 20.9% increase excluding a $0.01 charge related to the sale of the Brazil Specialty Products business and including a $0.03 per share positive impact from adopting the new stock option accounting standard.

First quarter 2017 reported net sales grew 3.3% to $877.2 million.  Organic net sales grew 2.3% driven by global Consumer products growth of 2.6%.  Organic sales were driven by volume growth of 2.7%, partially offset by 0.4% from unfavorable product mix and pricing.  This organic growth is on top of 5.2% organic growth in Q1 2016.

Matthew Farrell, Chief Executive Officer, commented, “We have delivered strong results as momentum from 2016 has continued into early 2017 including organic net sales growth of 2.3%, adjusted gross margin expansion of 110 basis points and adjusted earnings growth of 20.9%.  The International business grew organic sales 11.8% as our investment strategy continues to pay off.  We are pleased that 6 out of 10 power brands gained share.”

First Quarter Review

Consumer Domestic reported net sales were $659.7 million, a $11.9 million or 1.8% increase.  Organic sales increased by 0.8% primarily due to growth in ARM & HAMMER liquid and unit dose laundry detergents, BATISTE dry shampoo, ARM & HAMMER baking soda, ARM & HAMMER cat litter, partially offset by declines in TROJAN condoms and XTRA laundry detergent.  Results were in line with the Company’s expectations as the business anniversaried its highest quarterly growth rate last year (4.5%).  Volume growth contributed 1.1% to organic sales partially offset by a decrease of 0.3% attributable to product mix and pricing.  ARM & HAMMER unit dose laundry detergent continues to grow share by growing nearly twice the category for the fourth consecutive quarter.  Sales in non-measured channels continued to grow, especially online retail sales which approximately doubled.  Growth in non-measured channels accounted for approximately 110 basis points of organic sales growth.

Consumer International reported net sales were $143.1 million, a $15.7 million or 12.3% increase driven by broad based household and personal care sales across a number of countries.  Organic sales increased by 11.8%, driven primarily by BATISTE, FEMFRESH and OXICLEAN in the export business and ARM & HAMMER liquid laundry detergent and ARM & HAMMER cat litter in Canada.  Volume increased 13.2%, partially offset by 1.4% from unfavorable product mix and pricing.

Specialty Products reported net sales were $74.4 million, a $0.6 million or 0.8% increase.  Organic sales decreased 0.3% due to lower volumes in specialty chemical products.  The animal productivity business improved in both price and volume on higher demand from the U.S. dairy industry as milk prices and dairy farm profitability appear to have stabilized.

Gross margin increased 90 basis points to 45.5% on a reported basis.  On an adjusted basis, excluding the Brazil charge, gross margin increased 110 basis points.  The increase was due to productivity programs and the impact of a higher margin acquired business, offset by higher raw material costs.

Marketing expense was $90.8 million, a decrease of $1.7 million or 1.8%.  Marketing expense as a percentage of net sales decreased 60 basis points to 10.3%.

Selling, general, and administrative expense (SG&A) was $112.4 million or 12.8% of net sales, a 20 basis point increase primarily due to the Brazil charge.  On an adjusted basis, excluding the Brazil charge, SG&A was flat as a percentage of net sales.

Income from Operations on a reported basis was $196.1 million or 22.4% of net sales, a 130 basis point increase.  On an adjusted basis, excluding the Brazil charge, operating margin increased 170 basis points to 22.8% of net sales.

The reported effective tax rate was 30.9%, compared to 34.7% last year.  On an adjusted basis, the effective rate was 30.3%, excluding the Brazil charge.  The full year adjusted tax rate is forecasted to be 33.5%.

Operating Cash Flow

For the first three months of 2017, net cash from operating activities was $131.5 million, a $46.3 million decrease from the prior year due to an increase in working capital partially offset by higher cash earnings.  The working capital increase was primarily driven by $25 million in deferred and incentive compensation and profit sharing payments.  Capital expenditures for the first three months were $2.8 million, a $5.7 million decrease from the prior year.  The Company’s full year outlook for capital expenditures is estimated to be approximately $50 million.

At March 31, 2017, cash on hand was $139.5 million, while total debt was $1,278.6 million.  The Company continues to have significant financial flexibility for acquisitions.

Acquisition

On May 1, 2017, the Company acquired Agro BioSciences, Inc. for $75 million plus a contingent payment of up to an additional $25 million based on business performance.  Agro BioSciences, Inc. is an innovator and leader in developing custom probiotic products for poultry, cattle and swine.  This business is complementary to the Company’s animal productivity business.  Annual sales are approximately $11 million.  The business is expected to grow rapidly to meet the growing demand for probiotic products to maintain the health and productivity of animals in an antibiotic free environment.

The acquisition was financed with debt and is expected to be neutral to EPS in 2017 due to transition costs.  In 2018, we expect the acquisition to be accretive to EPS.  The Company intends to continue to aggressively pursue acquisitions.

Sale of Brazil Chemical Business

In March, the Company completed the previously announced sale of its Brazil chemical business for $4.5 million. EPS was impacted $0.01 from charges related to the sale.

2017 New Products

Mr. Farrell commented, “Innovation continues to be a big driver of our success.  In support of our long term strategy to drive revenue and earnings growth, we have launched new products in several categories.  We launched ARM & HAMMER SLIDE cat litter, a revolutionary new litter that doesn’t stick to the litter box, and ARM & HAMMER PLUS OXICLEAN unit dose 3-in-1 POWER PAKS laundry detergent.  We are restaging OXICLEAN liquid laundry detergent with improved efficacy, claims and packaging.  VITAFUSION is launching a new energy gummy vitamin that supports everyday energy needs and alertness.  TROJAN launched a new XOXO upscale condom targeting both men and women with a soft touch, aloe lubricated latex in a unique portable carrying case.  We are expanding offerings and distribution of the BATISTE brand, leveraging its #1 U.S. share position in the dry shampoo category.”

Outlook for 2017

Mr. Farrell stated, “2017 is off to a strong start with solid first quarter results.  We believe that we are positioned to continue to deliver strong sales and earnings growth with our balanced portfolio of value and premium products, the launch of innovative new products, aggressive productivity programs and tight management of overhead costs.  Although categories are growing slower than expected due to continued discounting by competitors, we are confident in achieving our 2017 business targets.”

With regard to 2017, Mr. Farrell said, “We expect reported and organic sales growth of approximately 3%.  We expect reported and adjusted gross margin to expand by approximately 60 and 40 basis points, respectively, reflecting rising commodity costs and foreign exchange headwinds.  We expect marketing spending to be 12.0% of net sales, a 20 basis point decrease, as we make incremental investments in trade and couponing in support of our new products.  SG&A is expected to increase 160 basis points. On an adjusted basis, SG&A is expected to increase 20 basis points to 12.8% of net sales after excluding expenses related to the sale of the Brazil chemical business and previously announced U.K. pension settlement charges.  The 20 basis point increase is primarily due to amortization from our three most recent acquisitions.  Reported operating margin is expected to decrease 80 basis points or increase 40 basis points when adjusted to exclude the pension and Brazil charges.”

Mr. Farrell said, “2017 will be an exciting year for Church & Dwight based on our continued focus on innovation and confidence in gross margin expansion.  On a reported basis, EPS is expected to be $1.75 to $1.77 per share, which includes a $0.01 negative impact from the Brazil charge and $0.14 to $0.16 negative impact from the pension settlement.  Excluding these items, we expect to achieve 8.5% adjusted EPS growth or $1.92 per share which includes a $0.03 impact from adopting the new stock option accounting standard.

The 2017 outlook equates to 9.5% currency neutral adjusted EPS growth excluding a 1% negative impact from foreign exchange.  In 2017, we expect adjusted free cash flow to exceed adjusted net income as we have in previous years.”

In conclusion, Mr. Farrell said, “For the second quarter, we are off to a strong start and expect reported and organic sales growth of approximately 1-2%.  We are supporting our key new product launches with a significant increase in promotion and coupon support and, as planned, a significant shift of marketing spend from Q4 into Q2 and Q3 to support our innovation.  Gross margin for the first half is expected to be flat.  Marketing is expected to be in excess of 14% of net sales in Q2.  We expect reported EPS of $0.21 to $0.23 and adjusted of $0.37 per share in the second quarter.  We expect first half adjusted EPS to increase approximately 5%.”

Church & Dwight Co., Inc. will host a conference call to discuss first quarter 2017 earnings results on May 4, 2017 at 10:00 a.m. Eastern time.  To participate, dial 877-322-9846 within the U.S. and Canada, or 631-291-4539 internationally, using access code 1600385.  A replay will be available two hours after the call at 855-859-2056 using the same access code.  You also can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This Press Release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade and marketing spending; marketing expense as a percentage of net sales; sufficiency of cash flows from operations; earnings per share; the impact of new accounting pronouncements; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of competitive laundry detergent products, including unit dose laundry detergent; the impact of foreign exchange and commodity price fluctuations; the impact of acquisitions and divestitures; capital expenditures; the impact of pension settlement charges; and the Company’s effective tax rate. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect.  In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events); unanticipated increases in raw material and energy prices; delays or other problems in manufacturing or distribution; adverse developments affecting the financial condition of major customers and suppliers; competition, including The Procter & Gamble Company’s participation in the value laundry detergent category and Henkel AG & Co. KGaA’s (“Henkel”) entry into the U.S. premium laundry detergent category; Henkel’s acquisition of The Sun Products Co., Inc.; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space of private label products; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; issues relating to the Company’s information technology and controls; the impact of natural disasters on the Company and its customers and suppliers, including third party information technology service providers; the acquisition or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment.

For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws.  You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information.  Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

All applicable amounts in the condensed consolidated financial statements and related disclosure included in this press release have been retroactively adjusted to reflect the Company’s two-for-one stock split effected September 1, 2016.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In millions, except per share data)	March 31, 2017	March 31, 2016
Net Sales	$877.2	$849.0
Cost of sales	477.9	470.0
Gross Profit	399.3	379.0
Marketing expenses	90.8	92.5
Selling, general and administrative expenses	112.4	107.0
Income from Operations	196.1	179.5
Equity in earnings of affiliates	2.1	1.7
Other income (expense), net	(8.0)	(8.2)
Income before Income Taxes	190.2	173.0
Income taxes	58.7	60.0
Net Income	$131.5	$113.0
Net Income per share - Basic	$0.52	$0.44
Net Income per share - Diluted	$0.51	$0.43
Dividends per share	$0.19	$0.178
Weighted average shares outstanding - Basic	254.1	258.8
Weighted average shares outstanding - Diluted	259.7	263.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	Mar. 31, 2017	Dec. 31, 2016
Assets
Current Assets
Cash and Cash Equivalents	$139.5	$187.8
Accounts Receivable	305.2	287.0
Inventories	280.1	258.2
Other Current Assets	29.7	23.8
Total Current Assets	754.5	756.8
Property, Plant and Equipment (Net)	578.9	588.6
Equity Investment in Affiliates	8.2	8.5
Trade Names and Other Intangibles	1,538.1	1,431.8
Goodwill	1,481.3	1,444.1
Other Long-Term Assets	126.8	124.3
Total Assets	$4,487.8	$4,354.1
Liabilities and Stockholders’ Equity
Short-Term Debt	$585.7	$426.8
Other Current Liabilities	581.1	575.1
Total Current Liabilities	1,166.8	1,001.9
Long-Term Debt	692.9	693.4
Other Long-Term Liabilities	692.4	680.9
Stockholders’ Equity	1,935.7	1,977.9
Total Liabilities and Stockholders’ Equity	$4,487.8	$4,354.1

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Three Months Ended
(Dollars in millions)	March 31, 2017	March 31, 2016

Net Income	$131.5	$113.0

Depreciation and amortization	29.3	27.9
Deferred income taxes	9.4	7.6
Non cash compensation	2.0	5.8
Other	0.9	1.2

Changes in assets and liabilities:
Accounts receivable	(11.2)	5.2
Inventories	(21.3)	(8.7)
Other current assets	(3.5)	(1.7)
Accounts payable and accrued expenses	(47.9)	(5.5)
Income taxes payable	39.3	42.4
Excess tax benefit on stock options exercised	0.0	(7.9)
Other	3.0	(1.5)
Net cash from operating activities	131.5	177.8

Capital expenditures	(2.8)	(8.5)
Acquisitions	(160.3)	(175.0)
Other	3.8	(0.6)
Net cash (used in) investing activities	(159.3)	(184.1)

Net change in short-term debt	158.8	93.8
Payment of cash dividends	(48.4)	(46.1)
Stock option related	22.7	21.2
Purchase of treasury stock	(157.1)	(200.0)
Other	(0.4)	(5.0)
Net cash (used in) financing activities	(24.4)	(136.1)

F/X impact on cash	3.9	6.7

Net change in cash and cash equivalents	$(48.3)	$(135.7)

2016 and 2015 Product Line Net Sales

	Three Months Ended		Percent
	3/31/2017	3/31/2016	Change
Household Products	$394.5	$388.3	1.6%
Personal Care Products	265.2	259.5	2.2%
Consumer Domestic	$659.7	$647.8	1.8%
Consumer International	143.1	127.4	12.3%
Total Consumer Net Sales	$802.8	$775.2	3.6%
Specialty Products Division	74.4	73.8	0.8%
Total Net Sales	$877.2	$849.0	3.3%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.  These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures.  The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions and foreign exchange rate changes.  Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions and excluding foreign exchange rate changes that are out of the control of, and do not reflect the performance of, the Company and management.

Adjusted Gross Margin:

This press release provides information regarding adjusted gross margin, namely gross margin excluding the effect of charges taken in 2016 and 2017 related to the Brazil Specialty Products business.  We believe that excluding these charges from gross margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted SG&A:

This press release presents information regarding adjusted SG&A, namely selling, general and administrative expenses excluding 2017 charges related to the Brazil Specialty Products business and a 2017 expected settlement charge related to our U.K. pension.  We believe that this metric enhances investors’ understanding of the Company’s year over year expenses by excluding certain significant one-time items.

Adjusted Operating Income and Margin:

This press release provides information regarding adjusted operating income and margin, which exclude the effect of charges taken in 2016 and expected to be taken in 2017 related to the Brazil Specialty Products business and an expected settlement charge related to our U.K. pension.  We believe that excluding these charges from operating income and margin provides a useful measure of the Company’s ongoing operating performance and a more effective comparison to prior periods by excluding significant one-time events.

Adjusted EPS:

This press release also presents adjusted EPS, namely, earnings per share calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period to period performance.  We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year earnings per share growth.  Adjusted and forecasted EPS for 2017 excludes charges related to the Brazil Specialty Products business and the settlement charges related to our U.K. pension.  Adjusted EPS for 2016 excludes charges related to the Brazil Specialty Products business.

Free Cash Flow:

Free cash flow is defined as cash from operating activities less capital expenditures.  Management views free cash flow as an important measure because it is one factor in determining the amount of cash available for dividends and discretionary investment.

Free Cash Flow as Percentage of Adjusted Net Income:

Free cash flow as percentage of adjusted net income is defined as the ratio of free cash flow to net income excluding the Brazil Specialty Products business and the settlement charges related to our U.K. pension.  Management views this as a measure of how effective the Company manages its cash flow relating to working capital and capital expenditures.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 3/31/2017

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	3.3%	3.6%	1.8%	12.3%	0.8%
Less:
Acquisitions	1.8%	1.7%	1.4%	5.1%	0.0%
Add:
FX / Other	0.8%	0.7%	0.4%	4.6%	-1.1%

Organic Sales Growth	2.3%	2.6%	0.8%	11.8%	-0.3%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended March 31, 2017		For the quarter ended March 31, 2016		Change
Adjusted Gross Profit and Margin Reconciliation
Gross Profit and Margin - Reported	$399.3	45.5%	$379.0	44.6%	90	bps
Brazil Charge	$1.3	0.2%	$-	0.0%	20	bps
Gross Profit and Margin - Adjusted (non-GAAP)	$400.6	45.7%	$379.0	44.6%	110	bps

Adjusted SG&A Reconciliation
SG&A - Reported	$112.4	12.8%	$107.0	12.6%	20	bps
Brazil Charge	$(2.2)	-0.2%	$-	0.0%	(20)	bps
SG&A - Adjusted (non-GAAP)	$110.2	12.6%	$107.0	12.6%	-	bps

Adjusted Operating Profit Margin Reconciliation
Operating Profit and Margin - Reported	$196.1	22.4%	$179.5	21.1%	130	bps
Brazil Charge	$3.5	0.4%	$-	0.0%	40	bps
Operating Profit and Margin - Adjusted (non-GAAP)	$199.6	22.8%	$179.5	21.1%	170	bps

Adjusted Income Tax Expense and Rate Reconciliation
Income Tax Expense and Rate - Reported	$58.7	30.9%	$60.0	34.7%	(380)	bps
Brazil Charge	$-	-0.6%	$-	0.0%	(60)	bps
Income Tax Expense and Rate- Adjusted (non-GAAP)	$58.7	30.3%	$60.0	34.7%	(440)	bps

Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported		$0.51		$0.43	18.6%
Brazil Charge		$0.01		$-
Diluted Earnings Per Share - Adjusted (non-GAAP)		$0.52		$0.43	20.9%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

	For the Year Ended December 31,
	2017	2016	Change
Adjusted Gross Margin Reconciliation
Gross Margin - Reported	46.1%	45.5%	60	bps
Brazil Charge	0.0%	0.2%	(20)	bps
Gross Margin - Adjusted (non-GAAP)	46.1%	45.7%	40	bps

Adjusted SG&A Reconciliation
SG&A - Reported	14.2%	12.6%	160	bps
Pension Settlement Charge	-1.4%	0.0%	(140)	bps
Brazil Charge	0.0%	0.0%	-	bps
SG&A - Adjusted (non-GAAP)	12.8%	12.6%	20	bps

Adjusted Operating Profit Margin Reconciliation
Operating Profit Margin - Reported	19.9%	20.7%	(80)	bps
Pension Settlement Charge	1.4%	0.0%	140	bps
Brazil Charge	0.0%	0.2%	(20)	bps
Operating Profit Margin - Adjusted (non-GAAP)	21.3%	20.9%	40	bps

Reported and Adjusted Forecasted EPS Reconciliation

		For the Year Ended December 31,
	Q2 2017 Forecast	2016 Actual	2017 Forecast	Percent Change

Reported (US GAAP)	$0.21 - $0.23	$1.75	$1.75 - $1.77	-% to +1%

Charge related to the Brazilian business	$-	$0.02	$0.01

U.K. Pension Settlement Charge	$0.16 - 0.14	$-	$0.16 - 0.14

Adjusted EPS (Non-GAAP)	$0.37	$1.77	$1.92	+9%

Currency Impact	$-	$-	$0.02

Currency Neutral EPS (Non-GAAP)	$0.37	$1.77	$1.94	+10%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

Reported and Adjusted Forecasted EPS Reconciliation

	For the Six Months Ended June 30,
	2016 Actual	2017 Forecast	Percent Change

Reported (US GAAP)	$0.85	$0.72 - $0.74	-15% to -13%

Charge related to the Brazilian business	-	0.01

U.K. Pension Settlement Charge	-	0.16 - 0.14

Adjusted EPS (Non-GAAP)	$0.85	$0.89	+5%

Reported and Adjusted Forecasted 2017 Tax Rate Reconciliation

Reported (US GAAP)	34.7%
Brazil Charge	-0.2%
U.K.Pension Settlement Charge	-1.0%
Adjusted (non-GAAP)	33.5%